Exhibit 11.2

Consent of Independent Auditor

We consent to the use, in the Offering Statement on Form 1-A POS of CalTier Fund I, LP, a Delaware limited partnership, of our report dated May 12, 2023 (except for notes 3 and 5 as to which the date is February 12, 2025) on our audits of the statement of financial condition as of December 31, 2022, and the related statements of operations, changes in partners’ capital and cash flows for the year then ended, and the related notes to the financial statements.

/s/ PKF San Diego, LLP
San Diego, California	PKF San Diego, LLP
February 14, 2025